Exhibit 99.1

WASTE CONNECTIONS REPORTS SECOND QUARTER 2024 RESULTS AND

RAISES FULL YEAR OUTLOOK

-	Continued momentum from solid execution, along with outsized acquisition activity, drives quarterly beat and increase to full year outlook
-	Revenue of $2.248 billion, above outlook and up 11.2% year over year
-	Net income(a) of $275.5 million, and adjusted EBITDA(b) of $731.8 million, above outlook and up 16.4%
-	Adjusted EBITDA(b) margin of 32.6% of revenue, above outlook and up 150 basis points
-	Net income of $1.07 per share, and adjusted net income(b) of $1.24 per share
-	Year to date net cash provided by operating activities of $1.102 billion and adjusted free cash flow(b) of $727.4 million, or 16.8% of revenue
-	Year to date signed and closed acquisitions with over $650 million of total annualized revenue
-	Updates full year 2024 outlook to net income of approximately $1.087 billion, increasing adjusted EBITDA(b) to approximately $2.900 billion or 32.8% on revenue of approximately $8.850 billion

TORONTO, ONTARIO, July 24, 2024 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the second quarter of 2024 and increased its outlook for the full year.

“Solid operational execution supplemented by incremental acquisitions and increased commodity values drove an across the board beat in the second quarter, positioning us for an increase to our full year outlook.  Revenue and adjusted EBITDA(b) increased in the quarter by 11.2% and 16.4%, respectively, as price-led organic solid waste growth and 100 basis points sequential improvement in volumes was augmented by accretive acquisitions.  We are extremely pleased by the continued strength of operational execution during the quarter, including sequential improvement in employee retention, as we maintain the strategy that has served to differentiate our results and which positions us for continued outsized growth,” said Ronald J. Mittelstaedt, President and Chief Executive Officer.

“Given the strength of our performance in the first half of 2024, the momentum from continuing trends and contributions from recent acquisitions, we are raising our full year 2024 outlook to approximately $8.850 billion in revenue and approximately $2.900 billion in adjusted EBITDA(b), or 32.8% adjusted EBITDA(b) margin, exceeding our initial outlook and up 130 basis points as compared to the prior year.”

Mr. Mittelstaedt added, “We are also positioned for a record year of private company acquisition activity in 2024.  In addition to year-to-date completed acquisitions with over $500 million in annualized revenue, we have an additional $150 million under definitive agreement, expected to close later this year.  Continued balance sheet strength provides the flexibility to fund outsized acquisition activity along with an increasing return of capital to shareholders.”

Q2 2024 Results

Revenue in the second quarter totaled $2.248 billion, up from $2.021 billion in the year ago period.  Operating income was $424.7 million, which included $15.7 million primarily in impairments and other operating items and transaction-related expenses.  This compares to operating income of $344.1 million in the second quarter of 2023, which included $27.8 million primarily in executive separation costs, impairments and other operating items, and transaction-related expenses.  Net income in the second quarter was

$275.5 million, or $1.07 per share on a diluted basis of 258.6 million shares.  In the year ago period, the Company reported net income of $209.2 million, or $0.81 per share on a diluted basis of 258.1 million shares.

Adjusted net income(b) in the second quarter was $320.0 million, or $1.24 per diluted share, versus $262.3 million, or $1.02 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the second quarter was $731.8 million, as compared to $628.9 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Six Months Year to Date Results

For the six months ended June 30, 2024, revenue was $4.321 billion, up from $3.922 billion in the year ago period.  Operating income, which included $27.2 million primarily attributable to transaction-related expenses and impairments and other operating items was $791.5 million, as compared to operating income of $658.8 million in the prior year period, which included $32.1 million primarily attributable to executive separation costs, impairments and other operating items, and transaction-related expenses.

Net income for the six months ended June 30, 2024 was $505.5 million, or $1.96 per share on a diluted basis of 258.5 million shares.  In the year ago period, the Company reported net income of $407.0 million, or $1.58 per share on a diluted basis of 258.1 million shares.

Adjusted net income(b) for the six months ended June 30, 2024 was $588.7 million, or $2.28 per diluted share, compared to $492.7 million, or $1.91 per diluted share, in the year ago period. Adjusted EBITDA(b) for the six months ended June 30, 2024 was $1.382  billion, as compared to $1.196 billion in the prior year period.

Updated 2024 Outlook

Waste Connections also updated its outlook for 2024, which assumes no change in the current economic environment or underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2024 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $8.850 billion, up $100 million from our original outlook.
-	Net income is estimated to be approximately $1.087 billion, and adjusted EBITDA(b) is estimated to be approximately $2.900 billion, or about 32.8% of revenue, as compared to our original outlook for adjusted EBITDA(b) of $2.860 billion or 32.7% of revenue.
-	Capital expenditures are estimated to be approximately $1.150 billion, in line with our original outlook.
-	Net cash provided by operating activities is estimated to be approximately $2.337 billion, and adjusted free cash flow(b) is estimated to be approximately $1.200 billion, in line with our original outlook.

----------------------------------------------------------------------------------------------------------------------------------------------------

(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q2 2024 Earnings Conference Call

Waste Connections will be hosting a conference call related to second quarter earnings on July 25th  at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, conference call participants can preregister by clicking here.  Registered participants will receive dial-in instructions and a personalized code for entry to the conference call.  A replay of the conference call will be available until August 1, 2024, by calling 877-344-7529 (within North America) or 412-317-0088 (international) and entering Passcode #10190070.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on July 25th, providing the Company's third quarter 2024 outlook for revenue and adjusted EBITDA(b).

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2024 financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND SIX months ended JUNE 30, 2023 and 2024

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended June 30,						Six months ended June 30,
		2023			2024			2023			2024

Revenues			$2,021,095			$2,248,166			$3,921,598			$4,320,819
Operating expenses:
Cost of operations			1,197,349			1,301,070			2,344,290			2,522,853
Selling, general and administrative			216,385			228,848			410,052			449,583
Depreciation			213,322			241,229			417,380			463,920
Amortization of intangibles			39,052			44,124			78,335			84,414
Impairments and other operating items			10,859			8,190			12,724			8,544
Operating income			344,128			424,705			658,817			791,505

Interest expense			(67,545)			(82,377)			(135,898)			(160,864)
Interest income			1,338			4,009			4,053			6,060
Other income (expense), net			(200)			9,647			2,974			7,823
Income before income tax provision			277,721			355,984			529,946			644,524

Income tax provision			(68,551)			(80,584)			(122,940)			(139,996)
Net income			209,170			275,400			407,006			504,528
Plus: Net loss attributable to noncontrolling interests			38			77			15			1,003
Net income attributable to Waste Connections			$209,208			$275,477			$407,021			$505,531

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.81			$1.07			$1.58			$1.96

Diluted			$0.81			$1.07			$1.58			$1.96

Shares used in the per share calculations:
Basic			257,596,993			257,994,105			257,485,587			257,897,609
Diluted			258,110,491			258,565,246			258,050,350			258,523,996

Cash dividends per common share			$0.255			$0.285			$0.510			$0.570

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2023	June 30, 2024
ASSETS
Current assets:
Cash and equivalents	$78,399	$78,658
Accounts receivable, net of allowance for credit losses of $23,553 and $24,017 at December 31, 2023 and June 30, 2024, respectively	856,953	961,492
Prepaid expenses and other current assets	206,433	195,557
Total current assets	1,141,785	1,235,707

Restricted cash	105,639	113,748
Restricted investments	70,350	75,490
Property and equipment, net	7,228,331	7,896,221
Operating lease right-of-use assets	261,782	296,092
Goodwill	7,404,400	7,704,719
Intangible assets, net	1,603,541	1,894,860
Other assets, net	100,048	84,689
Total assets	$17,915,876	$19,301,526
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$642,455	$663,159
Book overdraft	14,855	16,204
Deferred revenue	355,203	375,626
Accrued liabilities	521,428	569,732
Current portion of operating lease liabilities	32,533	38,434
Current portion of contingent consideration	94,996	97,253
Current portion of long-term debt and notes payable	26,462	10,058
Total current liabilities	1,687,932	1,770,466

Long-term portion of debt and notes payable	6,724,771	7,696,229
Long-term portion of operating lease liabilities	238,440	270,281
Long-term portion of contingent consideration	20,034	20,806
Deferred income taxes	1,022,480	1,068,671
Other long-term liabilities	524,438	491,855
Total liabilities	10,218,095	11,318,308
Commitments and contingencies
Equity:
Common shares: 257,659,921 shares issued and 257,600,479 shares outstanding at December 31, 2023; 258,023,240 shares issued and 257,965,548 shares outstanding at June 30, 2024	3,276,661	3,279,130
Additional paid-in capital	284,284	290,792
Accumulated other comprehensive loss	(9,826)	(86,655)
Treasury shares: 59,442 and 57,692 shares at December 31, 2023 and June 30, 2024, respectively	-	-
Retained earnings	4,141,690	4,499,951
Total Waste Connections’ equity	7,692,809	7,983,218
Noncontrolling interest in subsidiaries	4,972	-
Total equity	7,697,781	7,983,218
Total liabilities and equity	$17,915,876	$19,301,526

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

SIX months ended JUNE 30, 2023 and 2024

(Unaudited)

(in thousands of U.S. dollars)

	Six months ended June 30,
	2023	2024
Cash flows from operating activities:
Net income	$407,006	$504,528
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) from disposal of assets, impairments and other	12,558	(1,603)
Depreciation	417,380	463,920
Amortization of intangibles	78,335	84,414
Deferred income taxes, net of acquisitions	31,427	47,592
Current period provision for expected credit losses	7,035	8,756
Amortization of debt issuance costs	3,241	5,960
Share-based compensation	41,469	40,813
Interest accretion	9,835	19,227
Adjustments to contingent consideration	(910)	(500)
Other	(2,828)	1,694
Net change in operating assets and liabilities, net of acquisitions	12,164	(73,114)
Net cash provided by operating activities	1,016,712	1,101,687

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(213,152)	(1,435,704)
Capital expenditures for property and equipment	(394,143)	(387,170)
Proceeds from disposal of assets	3,819	2,997
Proceeds from sale of investment in noncontrolling interests	-	37,000
Other	(1,145)	(11,227)
Net cash used in investing activities	(604,621)	(1,794,104)

Cash flows from financing activities:
Proceeds from long-term debt	538,421	3,140,648
Principal payments on notes payable and long-term debt	(768,059)	(2,234,998)
Payment of contingent consideration recorded at acquisition date	(2,193)	(12,496)
Change in book overdraft	(234)	1,350
Payments for cash dividends	(131,140)	(147,271)
Tax withholdings related to net share settlements of equity-based compensation	(28,675)	(31,264)
Debt issuance costs	-	(12,557)
Proceeds from issuance of shares under employee share purchase plan	1,841	2,183
Proceeds from sale of common shares held in trust	765	286
Other	-	(4,000)
Net cash provided by (used in) financing activities	(389,274)	701,881

Effect of exchange rate changes on cash, cash equivalents and restricted cash	154	(1,096)

Net increase in cash, cash equivalents and restricted cash	22,971	8,368
Cash, cash equivalents and restricted cash at beginning of period	181,364	184,038
Cash, cash equivalents and restricted cash at end of period	$204,335	$192,406

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and six month periods ended June 30, 2024:

	Three months ended June 30, 2024	Six months ended June 30, 2024
Core Price	7.0%	7.4%
Surcharges	(0.2%)	(0.4%)
Volume	(2.8%)	(3.3%)
Recycling	0.8%	0.8%
Foreign Exchange Impact	(0.2%)	(0.1%)
Total	4.6%	4.4%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended June 30, 2023 and 2024:

	Three months ended June 30, 2023
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,485,705	$(4,334)	$1,481,371	73.3%
Solid Waste Disposal and Transfer	688,965	(281,280)	407,685	20.2%
Solid Waste Recycling	38,319	(991)	37,328	1.9%
E&P Waste Treatment, Recovery and Disposal	58,607	(3,194)	55,413	2.7%
Intermodal and Other	39,459	(161)	39,298	1.9%
Total	$2,311,055	$(289,960)	$2,021,095	100.0%

	Three months ended June 30, 2024
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,583,098	$(4,599)	$1,578,499	70.2%
Solid Waste Disposal and Transfer	756,139	(314,104)	442,035	19.7%
Solid Waste Recycling	63,298	(2,133)	61,165	2.7%
E&P Waste Treatment, Recovery and Disposal	123,566	(5,779)	117,787	5.2%
Intermodal and Other	49,096	(416)	48,680	2.2%
Total	$2,575,197	$(327,031)	$2,248,166	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and six month periods ended June 30, 2023 and 2024:

	Three months ended June 30,		Six months ended June 30,
	2023	2024	2023	2024
Acquisitions, net	$121,285	$120,705	$253,394	$198,693

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and six month periods ended June 30, 2023 and 2024:

	Three months ended June 30,		Six months ended June 30,
	2023	2024	2023	2024
Cash Interest Paid	$62,361	$71,642	$117,492	$138,026
Cash Taxes Paid	39,713	54,974	51,040	83,381

Debt to Book Capitalization as of June 30, 2024: 49%

Internalization for the three months ended June 30, 2024: 57%

Days Sales Outstanding for the three months ended June 30, 2024: 39 (24 net of deferred revenue)

Share Information for the three months ended June 30, 2024:

Basic shares outstanding	257,994,105
Dilutive effect of equity-based awards	571,141
Diluted shares outstanding	258,565,246

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended June 30,		Six months ended June 30,
	2023	2024	2023	2024
Net income attributable to Waste Connections	$209,208	$275,477	$407,021	$505,531
Less: Net loss attributable to noncontrolling interests	(38)	(77)	(15)	(1,003)
Plus: Income tax provision	68,551	80,584	122,940	139,996
Plus: Interest expense	67,545	82,377	135,898	160,864
Less: Interest income	(1,338)	(4,009)	(4,053)	(6,060)
Plus: Depreciation and amortization	252,374	285,353	495,715	548,334
Plus: Closure and post-closure accretion	4,567	6,087	9,087	15,492
Plus: Impairments and other operating items	10,859	8,190	12,724	8,544
Plus/(Less): Other expense (income), net	200	(9,647)	(2,974)	(7,823)
Adjustments:
Plus: Transaction-related expenses(a)	1,824	7,256	3,905	17,103
Plus: Fair value changes to equity awards(b)	72	222	445	1,507
Plus: Executive separation costs(c)	15,063	-	15,063	-
Adjusted EBITDA	$628,887	$731,813	$1,195,756	$1,382,485

As % of revenues	31.1%	32.6%	30.5%	32.0%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.
(c)	Reflects the cash and non-cash components of severance expense associated with an executive departure.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a liquidity measure in the solid waste industry.  Waste Connections calculates adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to evaluate the liquidity of its business operations.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended June 30,		Six months ended June 30,
	2023	2024	2023	2024
Net cash provided by operating activities	$574,353	$611,378	$1,016,712	$1,101,687
Plus/(Less): Change in book overdraft	(5,655)	1,621	(234)	1,350
Plus: Proceeds from disposal of assets	2,559	1,912	3,819	2,997
Less: Capital expenditures for property and equipment	(218,357)	(217,219)	(394,143)	(387,170)
Adjustments:
Transaction-related expenses(a)	1,015	3,704	2,264	8,680
Executive separation costs(b)	1,686	1,670	1,686	1,670
Pre-existing Progressive Waste share-based grants(c)	843	1,117	841	1,131
Tax effect(d)	(471)	(1,544)	(990)	(2,913)
Adjusted free cash flow	$355,973	$402,639	$629,955	$727,432

As % of revenues	17.6%	17.9%	16.1%	16.8%

___________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects the cash component of severance expense associated with an executive departure.
(c)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(d)	The aggregate tax effect of footnotes (a) through (c) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended June 30,		Six months ended June 30,
	2023	2024	2023	2024
Reported net income attributable to Waste Connections	$209,208	$275,477	$407,021	$505,531
Adjustments:
Amortization of intangibles(a)	39,052	44,124	78,335	84,414
Impairments and other operating items(b)	10,859	8,190	12,724	8,544
Transaction-related expenses(c)	1,824	7,256	3,905	17,103
Fair value changes to equity awards(d)	72	222	445	1,507
Executive separation costs(e)	15,063	-	15,063	-
Tax effect(f)	(13,746)	(15,222)	(24,770)	(28,385)
Adjusted net income attributable to Waste Connections	$262,332	$320,047	$492,723	$588,714
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.81	$1.07	$1.58	$1.96
Adjusted net income	$1.02	$1.24	$1.91	$2.28

_________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the cash and non-cash components of severance expense associated with an executive departure.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.

UPDATED 2024 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	Updated 2024 Outlook
	Estimates	Observation
Net income attributable to Waste Connections	$1,087,000
Less: Net loss attributable to noncontrolling interests	(1,003)
Plus: Income tax provision (a)	318,672	Approximate 22.7% effective rate
Plus: Interest expense, net	318,000
Plus: Depreciation and Depletion	958,000	Approximately 10.8% of revenue
Plus: Amortization	172,000
Plus: Closure and post-closure accretion	28,000
Plus: Impairments and other operating items (b)	8,544
Less: Other income, net (b)	(7,823)
Adjustments: (b)
Plus: Transaction-related expenses	17,103
Plus: Fair value changes to equity awards	1,507
Adjusted EBITDA	$2,900,000	Approximately 32.8% of revenue

____________________________

(a)	Approximately 22.7% full year effective tax rate, including amounts reported for the six month period ended June 30, 2024.
(b)	Reflects amounts reported for the six month period ended June 30, 2024, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

Updated 2024 Outlook
Net cash provided by operating activities	$2,337,085
Plus: Change in book overdraft (a)	1,350
Plus: Proceeds from disposal of assets (a)	2,997
Less: Capital expenditures for property and equipment	(1,150,000)
Adjustments: (a)
Transaction-related expenses	8,680
Executive separation costs	1,670
Pre-existing Progressive Waste share-based grants	1,131
Tax effect	(2,913)
Adjusted free cash flow	$1,200,000

As % of revenues	13.6%

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(a)Reflects amounts reported for the six month period ended June 30, 2024, as shown on page 10.